Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The common stock, par value $0.0001 per share (“Common Stock”) of Battalion Oil Corporation (the “Company”) has been registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and is listed on the NYSE American LLC under the symbol “BATL.”.

Description of Registered Securities.

The following description provides summaries selected provisions in regards to the Common Stock,  does not purport to be complete, and is subject to, and qualified by, the full terms of the Company’s (i) Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”); and (ii) Seventh Amended and Restated Bylaws (the “Bylaws”), each of which are included or incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. Additionally, the General Corporation Law of the State of Delaware (the “DGCL”) contains provisions which affect the capital stock of the Company.

Authorized Capital Stock

Pursuant to the Certificate of Incorporation, the Company is authorized to issue 101,000,000 shares of capital stock, of which 100,000,000 shares are Common Stock and 1,000,000 shares are preferred stock, par value $0.0001 per share (“Preferred Stock”). The board of directors of the Company (the “Board”) may from time to time issue shares of Preferred Stock in one or more series, with such powers, designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions as shall be determined by the Board. All outstanding shares of our Common Stock are fully paid and non-assessable.

Common Stock

Voting Rights. Except as otherwise provided by the DGLC, or by the powers, preferences or rights of any series of Preferred Stock, the Company’s Certificate of Incorporation and Bylaws provide that (i) the holders of the Common Stock shall exclusively possess all voting power; (ii) each share of Common Stock shall have one vote; and (iii) any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented at any such meeting and entitled to vote thereat. There being no cumulative voting rights for the election of directors, should the number of nominees for director exceed the number of directors to be elected, the directors will be elected by a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors.

Any person or entity who acquires shares of the Common Stock (and/or other voting securities of the Registrant) to which the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), would apply, shall have no right to vote such common stock or voting securities until such person or entity has complied with the filing and waiting period requirements of the HSR Act.

Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock out of funds legally available therefor at such times and in such amounts as the Board in its discretion shall determine.

Liquidation Preference. Upon the dissolution, liquidation or winding up of the Company, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

Other Rights and Restrictions. Holders of Company’s Common Stock do not have preemptive, subscription, redemption or conversion rights. The Common Stock is not convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. The rights, preferences and privileges of holders of the Common Stock will be subject to those of the holders of any shares of Preferred Stock that the Company may issue in the future.

Under the terms of the Certificate of Incorporation and the Bylaws, the Company is prohibited from issuing any non-voting equity securities to the extent required under Section 1123(a)(6) of the Bankruptcy Code and only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company.

Limitation of Liability of Directors

The Certificate of Incorporation provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. The effect of this provision is to eliminate the Company’s and its stockholders’ rights, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director

Section 203 of the DGCL

Pursuant to the Company’s Certificate of Incorporation, the Company shall not be governed by Section 203 of the DGCL.

Anti-Takeover Provisions

The Certificate of Incorporation, the Bylaws and the DGCL contain provisions that may have some anti-takeover effects and may delay, defer or prevent a takeover attempt or a removal of the Company’s incumbent officers or directors that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price for shares held by the stockholders.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company. The Company believes that the benefits of increased protection and the Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Preferred Stock. The Board is expressly granted authority, without further vote or action by the stockholders (except as may otherwise be provided by the terms of any class or series of then-outstanding Preferred Stock), to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, to the extent permitted under the DGCL.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of the Common Stock. At present, the Company has no plans to issue any of the Preferred Stock.

Special Meeting of Stockholders and Stockholder Actions. Stockholders are only permitted to call a special meeting of the stockholders at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Company issued and outstanding and entitled to vote. The Bylaws provide for action by written consent by holders of voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendment of the Bylaws. The Certificate of Incorporation grant to the Board the power to make, alter, amend, change, add to or repeal the Bylaws. The fact that such power has been so conferred upon the Board does not divest the stockholders of the power nor limit their power to adopt, amend or repeal the Bylaws; provided, however, that no bylaws adopted in the future by the stockholders of the Corporation, or any amendments thereto, shall invalidate any prior act of the Board of Directors that would have been valid if such bylaws or amendment had not been adopted.

Board of Directors. The Board shall consist of not less than one and not more than seven directors. Until the annual meeting of stockholders in the year 2021 (the “2021 Annual Meeting”),  the Board shall be divided into two classes, designated as Group I and Group II. Each Group I director shall initially serve until the annual meeting of stockholders in the year 2020, at which time such directors shall stand for election to a one-year term. Each Group II director shall initially serve until the 2021 Annual Meeting of, at which time the foregoing classification of the Board shall cease and each director nominee shall henceforth stand for election to a one-year term, expiring at the subsequent annual meeting of stockholders.

Subject to any rights, contractual or otherwise, of any group or groups of stockholders to designate (and to remove such designee) a director to the Board of Directors, pursuant to Section 141 (k) of the DGCL: (i) prior to the 2021 Annual Meeting any Group I Director and, thereafter, any director or the entire Board of Directors may be removed, with or without cause, by a majority of the shares then entitled to vote at an election of directors and (ii) prior to the 2021 Annual Meeting, any Group II Director may be removed, with or without cause, by 85% of the shares then entitled to vote at an election of directors.

Newly Created Directorships and Vacancies on the Board. Under the Certificate of Incorporation, any vacancies on the Board for any reason and any newly created directorships resulting from any increase in the number of directors may be filled solely by the Board upon a vote of a majority of the remaining then in office, although less than a quorum, or by a sole remaining director, and each director so chosen shall hold office until the later of the next annual meeting at which such appointed director stands for election and the 2021 Annual Meeting and until such director's successor shall be duly elected and shall qualify, or until such director's earlier resignation, removal from office, death or incapacity.

Other Limitations on Stockholder Actions. Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders.

Exclusive Forum. The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or the Company stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL; or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Broadridge Corporate Issuer Solutions, Inc.